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                                                                    EXHIBIT 99.2


                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholder of GreenPoint Credit, LLC



We have examined management's assertion about GreenPoint Credit, LLC's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for
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Mortgage Bankers (USAP) as of and for the year ended December 31, 1999 included
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in the accompanying management assertion.  Management is responsible for
GreenPoint Credit, LLC's compliance with those minimum servicing standards.
Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GreenPoint Credit, LLC's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GreenPoint Credit LLC's compliance with the minimum servicing standards.

In our opinion, management's assertion that GreenPoint Credit, LLC complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1999 is fairly stated, in all materials respects.


/s/ PricewaterhouseCoopers LLP

January 18, 2000